Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION ACQUIRES

EIGHT COMMUNITIES FOR $72.9 MILLION

Increases CFFO $0.13 per share

DALLAS – (BUSINESS WIRE) – October 24, 2012 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that it has completed the acquisition of eight senior living communities for a purchase price of $72.9 million. These communities are in Texas, Indiana and Ohio, enhancing the Company’s existing operations in these states. The levels of care offered in the portfolio include assisted living and memory care.

The eight communities are financed with an aggregate of approximately $50.2 million of non-recourse mortgage debt consisting of approximately $29.0 million of 10-year debt with a fixed interest rate of 4.34%; approximately $3.2 million of assumed debt with a fixed interest rate of 4.48% and a remaining maturity of 33 years; and approximately $18.0 million of bridge financing. The bridge loans consist of a $6.4 million loan that will be refinanced with a permanent mortgage in the fourth quarter of 2012, upon completing the installation of a sprinkler system to a portion of the building. The cost of the sprinkler installation is being paid by the seller. The Company has received a commitment for a 10-year fixed rate non-recourse refinancing of this bridge loan with similar terms to those described above. The remaining $11.6 million bridge loan is for one of the acquired communities that had a recent expansion which opened in August 2012. This community, including the expansion, is 100% occupied and will be eligible for permanent financing within six months. The blended average interest rate on the $50.2 million of debt is approximately 4.50%.

Highlights of this transaction include:

•	Additional Cash From Facility Operations (“CFFO”) of $3.6 million, or $0.13 per share.

•	Incremental earnings of $2.0 million, or $0.08 per share.

•	Increases annual revenue by approximately $20.4 million.

•	Average occupancy above 95%.

•	Average monthly rents are approximately $3,200.

The Company is conducting due diligence on additional transactions consisting of high-quality senior living communities in regions with extensive existing operations. Subject to completion of due diligence and customary closing conditions, the Company expects to acquire additional communities in the fourth quarter of 2012.

“These acquisitions continue the successful execution of our strategic plan for accretive growth. We continue to enhance our geographic concentration by acquiring high-quality senior living communities in existing markets that generate meaningful increases in CFFO and earnings,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Our competitive strengths enable us to execute on attractive acquisitions and benefit from historically low interest rates. The exceptional returns generated by these acquisitions complement the positive results we are achieving in our operations with increases in occupancy and average monthly rents. These encouraging trends reflect the fundamental strength of our substantially all private-pay business as we benefit from need-driven demand and limited new supply.”

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company currently operates 99 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 13,300 residents.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted CFFO, adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

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